Kingstone Companies, Inc. 1154 Broadway Hewlett, NY 11557 Phone: (516) 374-7600 Fax: (516) 295-7216 www.kingstonecompanies.com Contact: Barry Goldstein, CEO

News Release

Kingstone Announces 23% Growth in Direct Written Premiums in Q3,
Losses from Tropical Storm Irene and other Third Quarter Items
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Hewlett, New York—October 4, 2011--Kingstone Companies, Inc. (NASDAQ: KINS) today announced that its subsidiary, Kingstone Insurance Company (“KICO”), continued to experience growth in the third quarter.  Barry Goldstein, the Company’s CEO, stated “We continue to grow our business with the help of our select producers.  Direct written premiums during the third quarter increased approximately 23% over the comparable period in 2010.  Nine month totals were up approximately 22% over 2010.  This marks our seventh consecutive quarter with double digit growth.”

Goldstein continued, “During Q3 there were three individual items which, when aggregated, will reduce third quarter earnings by $.09 per share:

1.
We will recognize losses attributable to Tropical Storm Irene of approximately $1.7 million.  The impact on our Q3 financial statements, including both net losses and a reduction to contingent ceding commissions, will total approximately ($1,500,000) before tax and ($975,000) net of tax.  This equates to a per share after-tax loss of approximately ($.25).

2.	KICO’s quota share reinsurance treaty, which expired June 30, 2011, contained a provision which limited the maximum contingent ceding commission that could be paid to KICO, with the unused benefit carried forward to the current treaty year which began July 1, 2011. The carryover amount will be recognized in Q3 and will result in a $.14 per share after-tax gain.

3.
During August 2011, KICO received a recovery from the FDIC of an amount previously written off due to the failure of Waterfield Bank.  The amount recovered was $133,000 and equates to an approximate $.02 per share benefit (net of tax).”

Forward Looking Statements

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.